Exhibit 99.1

For Immediate Release:	July 23, 2014

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Executive Vice President, Investor Relations Officer	Vice President, Corporate Communications
Rockville Bank: A Division of United Bank	Rockville Bank: A Division of United Bank
860-291-3622	860-291-3765
mshaw@rockvillebank.com	ajeamel@rockvillebank.com

UNITED FINANCIAL BANCORP, INC.

ANNOUNCES SECOND QUARTER RESULTS

GLASTONBURY, Conn., July 23, 2014 – United Financial Bancorp, Inc. (“United Financial” or the “Company”) (NASDAQ Global Select Stock Market: “UBNK”), the holding company for United Bank (the “Bank”), today announced results for the quarter ended June 30, 2014. These results include one month of the pre-merger Rockville Financial, Inc. (“Rockville”) net income and net income of the combined entity beginning on May 1, 2014. Rockville was the legal acquirer in the merger of equals with legacy United Financial Bancorp, Inc. (“legacy United”), in a transaction that closed on April 30, 2014, and Rockville changed its name to United Financial Bancorp, Inc. at that time.

The Company had a net loss of $5.6 million, or $(0.13) per diluted share, for the quarter ended June 30, 2014, compared to Rockville’s net income of $3.3 million, or $0.12 per diluted share, for the quarter ended June 30, 2013. Operating net income for the second quarter of 2014 was $5.8 million (Non-GAAP), or $0.13 per diluted share, adjusted for $21.3 million (pre-tax) of expenses related to the merger, $4.9 million (pre-tax) net impact of the amortization and accretion of the purchase accounting adjustments (or fair value adjustments) as a result of the merger, and $589,000 (pre-tax) net gains on sales of securities.

	For the Three Months Ended
	June 30,	March 31,	June 30,
(In thousands, except share data)	2014	2014	2013
Net income	$(5,571)	$947	$3,299
Operating net income	5,812	2,151	4,019
GAAP EPS - Diluted	($0.13)	$0.04	$0.12
Operating EPS - Diluted	$0.13	$0.08	$0.15

Operating net income for the quarter ending March 31, 2014 was $2.2 million (Non-GAAP), or $0.08 per diluted share, adjusted for $1.8 million (pre-tax) of expenses related to the merger of equals between Rockville Financial, Inc. and United Financial Bancorp, Inc., as well as income of $268,000 (pre-tax) from net gains on sales of securities.

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Operating net income for the second quarter of 2013 was $4.0 million (Non-GAAP), or $0.15 per diluted share, adjusted for $809,000 (pre-tax) for the impact of a branch lease termination agreement and $561,000 (pre-tax) for termination expense related to position eliminations, as well as income of $329,000 (pre-tax) from net gains on sales of securities.

“During the second quarter, Rockville Financial, Inc. and United Financial Bancorp, Inc. successfully completed their merger of equals. Organic earning asset growth and operating earnings results for the quarter were strong, despite including only two months as a combined organization,” stated William H. W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. and United Bank. “The team is intensely focused on integrating the two companies and is on target to complete the data conversion in the fourth quarter of 2014.”

Earnings in both 2014 and 2013 were affected by non-operating income and expense. A reconciliation of these non-GAAP measures may be found on pages F-8 and F-9.

Financial Highlights

•	Second quarter diluted loss per share of $(0.13), operating diluted earnings per share of $0.13

•	Second quarter net loss of $5.6 million, operating net income of $5.8 million

•	90% increase in operating revenue, compared to linked quarter

•	52% increase in operating expense, compared to linked quarter

•	$1.3 million net gain from sales of loans, compared to $456,000 in the linked quarter

•	3.88% GAAP tax equivalent net interest margin impacted by the merger, compared to 3.17% in the linked quarter. On an operating basis, the second quarter tax equivalent net interest margin was 3.36%

•	Reduction in ratio of NPAs to Total Assets to 0.44% from 0.62% due to the merger

•	Operating Non-Interest Expense/Average Assets decreased to 2.38% from 2.84% in the linked quarter

Loan Production Highlights

•	8% annualized linked quarter organic loan growth, based on $3.7 billion post-merger gross loans

•	$73 million of organic loan growth in the linked quarter

•	2% linked quarter organic commercial loan growth (9% annualized), based on $2.3 billion post-merger total commercial loans

•	78% of residential mortgage volume is for home purchases, almost double that of the prior year period

Capital Highlights

•	52% 3-year total shareholder return

•	7% 1-year total shareholder return

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•	46% of the second stock buyback plan completed at $13.08 per share average cost, compared to $13.47 per share average closing price. Purchases were precluded from November 15, 2013 merger announcement until April 30, 2014 merger close

•	$9.99 tangible book value per share, compared to $11.52 tangible book value per share in the linked quarter due to the impact of the merger

Merger Update

•	Merger completed as of legal close effective April 30, 2014

•	Combined financial results beginning May 1, 2014

•	Outside consultant is assisting with conversion integration; data conversion on schedule for fourth quarter of 2014

•	Four branch closures are planned

•	Remain on track to achieve the 15% cost saves communicated at the time of announcement

•	Management intensely focused on merger integration and the Company still achieved strong organic growth in earning assets during the second quarter

GAAP Results

The Company reported a net loss of $5.6 million in the second quarter of 2014 primarily due to expenses associated with the merger of Rockville and legacy United. Merger and acquisition expenses totaled $20.9 million in the second quarter of 2014 and were comprised of payments to former executives under executed contracts; expenses associated with accelerated vesting of stock awards to executives, employees and board members of both legacy organizations; payments made to consultants and advisors in order to execute the transaction and to assist in the fourth quarter conversion to one core data processor; as well as other integration related expenses.

Interest income totaled $40.8 million in the second quarter of 2014, an increase of $21.1 million from the linked quarter due to the addition of legacy United earning assets on May 1, 2014, which on average increased by $1.7 billion, or 77%, from the linked quarter. This includes the recognition of purchase accounting adjustments made during the second quarter, for which more details are provided further along in this release. Interest expense of $3.9 million for the second quarter of 2014 increased by $1.1 million from $2.8 million in the linked quarter. Average interest bearing liabilities increased by $1.4 billion, or 80%, from the linked quarter. The addition of the legacy United balance sheet was only reflected in 61 days of the 91 day quarter, which will normalize in the quarter ending September 30, 2014.

GAAP tax equivalent net interest margin for the second quarter of 2014 expanded by 71 basis points to 3.88%, compared to 3.17% for the first quarter of 2014, primarily as a result of purchase accounting adjustments in the second quarter of 2014 and the merging of the legacy United loan and investment portfolios as well as deposits and borrowings. The net benefit to interest income in the second quarter of 2014 from accretion of purchase accounting adjustments totaled $3.4 million. Interest expense benefited from net accretion of discounts totaling $1.6 million in the second quarter of 2014. On a GAAP basis, the yield on earning assets increased by 59 basis points in the second quarter of 2014 to 4.28%, while the cost of interest-bearing liabilities decreased by 15 basis points during the quarter to 0.50%. Operating net interest margin, which excludes the impact of purchase accounting adjustments, increased to 3.36% in the second quarter of 2014 from 3.17% in the linked quarter.

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Total non-interest income increased by $3.1 million in the second quarter of 2014, or 97%, to $6.3 million from the linked quarter, reflective of higher service charges related to an increased level of deposits, an increase in net gains realized from the sale of investment securities, and an increase in net gains on sales of loans. Net gains on sales of loans increased to $1.3 million, or 182% in the quarter ending June 30, 2014 from $456 thousand in the linked quarter.

Total non-interest expense for the quarter ending June 30, 2014 totaled $46.2 million and increased by $27.9 million, or 153%, from the quarter ending March 31, 2014. The linked quarter increase in non-interest expense is primarily driven by expenses directly related to the merger, including $20.9 million of merger and acquisition expense and $321,000 of amortization of the resulting core deposit intangible. Salaries and benefits expense increased by $4.3 million, or 42%, to $14.5 million reflecting the addition of legacy United employees to the Company beginning May 1, 2014.

Operating “Core” Results

Operating net income increased by $3.7 million to $5.8 million, or $0.13 per diluted share, in the second quarter of 2014 from $2.2 million, or $0.08 per diluted share, in the linked quarter. These quarterly results reflect one month of financial performance for Rockville and two months of financial performance for the combined entity. The Company reported operating return on average assets (“ROA”) of 0.56% and operating return on tangible common equity (“ROTCE”) of 4.46% for the second quarter of 2014.

The Company’s total operating revenue increased by $17.8 million, or 90%, in comparison to the linked quarter due to the acquisition of legacy United earning assets on May 1, 2014. Operating net interest income increased by $15.0 million, or 89%, in the second quarter of 2014 to $31.9 million. Operating loan interest and fee income increased by $15.0 million, or 89%, over the linked quarter. Investment income of $5.5 million increased by $2.7 million, or 93%, over the linked quarter primarily driven by the increase in the portfolio size of the merged companies as well as the post-merger growth in the investment portfolio during the second quarter of 2014. Operating non-interest income in comparison to the linked quarter increased by $2.8 million, or 95%, to $5.7 million due to higher deposit-associated fees as a result of the increased deposit base.

Operating revenue for the quarter additionally benefitted due to borrower facing loan level hedges. This program was implemented during the first half of 2013. In the second quarter of 2014, loan hedge income totaled $446,000, an increase of $351,000 over the linked quarter.

The provision for loan losses increased by $1.6 million to $2.1 million for the three months ended June 30, 2014 compared to $450,000 for the quarter ending March 31, 2014. On a linked quarter basis, the provision for loan losses increased partially as a result of the merger and also due to the continued expansion of the loan portfolio. Net charge-offs for the second quarter of 2014 were $237,000, or 0.03% annualized as a percentage of average loans outstanding, and increased by $104,000 from $133,000, or 0.03% annualized as a percentage of average loans outstanding, in the linked quarter. Factors considered in the provision for loan losses include the composition of the portfolio, the level of non-performing loans and charge-offs, local economic and credit conditions, the direction of real estate values and delinquency trends.

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On a linked quarter basis, operating expense increased by $8.5 million, or 52%, to $24.9 million in the second quarter of 2014, primarily as a result of the merger. Salaries and benefits increased $4.3 million, or 42%, to $14.5 million reflecting two months of salaries and benefits for the combined Company and one month for Rockville. Occupancy and equipment expense increased by $912,000 to $2.6 million in the second quarter of 2014. Rent and lease expenses from legacy United’s facilities were the largest factor in the linked quarter change in occupancy and equipment expense, with a more modest increase driven by increased depreciation expense associated with a higher level of fixed assets. Other expenses totaled $4.1 million in the second quarter of 2014, representing an increase of $2.0 million, or 94%, which excludes the expenses associated with amortization of the Company’s core deposit intangible. Substantial drivers to the $2.0 million increase in other operating expenses was the reserve for off-balance sheet exposures totaling $530,000, an increase in information technology costs totaling $319,000, and an increase in director fees totaling $139,000.

Business Line Discussions

Commercial Banking

Despite the Company’s focus on the merger and subsequent integration, total commercial loans grew organically during the second quarter by $53 million, or 9% annualized on the larger post-merger balance of $2.3 billion as compared to the pre-merger total commercial loans of $1.1 billion at March 31, 2014. As of June 30, 2014, commercial loans were 64% of gross loans, and were comprised of commercial real estate loans totaling $1.6 billion, commercial business loans totaling $598 million, and commercial construction loans totaling $106 million. Average commercial loans totaled $1.9 billion, including two months of combined organization loan originations.

In addition to the merger, the growth in commercial banking relationships as well as the increase in municipal deposits is a result of sales efforts by the business development and cash management teams. Municipal deposits totaled $212 million at June 30, 2014, an increase of $38 million from the prior quarter-end.

Mortgage Banking

Residential mortgage loans grew on-balance sheet by $671 million on a linked quarter basis primarily due to the merger. Residential mortgage originations increased by $5 million, or 7% in the second quarter of 2014 to $82 million from $77 million in the same period of the prior year, despite the shift to a purchase mortgage market during that period. On a linked quarter basis, residential mortgage originations increased by $24 million, or 42%, from $58 million in the first quarter. Purchase mortgage activity increased significantly during this time period to $64 million, or 78%, of production in the second quarter of 2014 compared to $32 million, or 41%, in the prior year period. Purchase mortgage production increased by $26 million over the linked quarter.

The residential mortgage business line continues to achieve significant enhancements, including the expansion of commission-based mortgage loan officers to 34 at June 30, 2014 from 26 at March 31, 2014, and from 23 at year-end 2013. Despite adding over 20 mortgage loan officers over the past three quarters (an increase of 130%), due to improved efficiencies the Company has only increased its back-office lending support staff minimally. During the quarter, the Company announced the hiring of three high-performing West Springfield-based mortgage bankers who will help to enhance the Company’s lending presence in Western Massachusetts. This Western Massachusetts expansion

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augments the prior quarter expansion of new mortgage loan officers in Fairfield County, Connecticut and in close proximity to Boston, Massachusetts. The strategy for loan officer expansion is driven by finding talent that will achieve a high level of service that our customers expect, as well as drive value through established relationships with purchase activity. Consequently, our geographic expansion is more about the talent acquisition and their corresponding location.

It is further noted that on a year-over-year basis, the Company’s revenue attributable to secondary market activities represents a smaller percentage of the total operating revenue due to a shift in the pipeline composition and the contribution margin on portfolio loans representing a higher return than gains on loans sold in the secondary market for much of the second quarter of 2014. Interest rates in the second quarter of 2014 declined by 19 basis points when using the 10 year U.S. Treasuries as a proxy, which further reduced the value of the Company’s mortgage servicing rights by $435,000 in the second quarter as compared to a $138,000 decrease in the first quarter of 2014. The Company recognized an increase in net gains on sales of loans on a linked quarter basis, resulting in net gains of $1.3 million on $23 million of residential mortgages sold to the secondary market in the second quarter of 2014 as compared to net gains of $456,000 on $18 million sold in the linked quarter. Local market competition and interest spread volatility continue to impact the dynamic strategy to operate under the secondary mortgage model or the portfolio based approach, which will in turn impact revenue levels derived from gains on sales of loans. Based on current market conditions the Company expects to continue to sell a portion of residential mortgage originations in the third quarter of 2014.

Retail Banking Update

Deposits totaled $3.98 billion at June 30, 2014 and increased by $2.17 billion from $1.81 billion at March 31, 2014, primarily due to the merger. The increase in the quarter consisted of a $375 million increase in non-interest bearing deposits and a $1.79 billion increase in interest bearing deposits. The Company’s organic growth strategy will be further enhanced by the third quarter 2014 opening of a new branch inside the ShopRite Supermarket located in East Hartford, Connecticut which will provide extended hours and seven days per week banking; the early 2015 opening of a banking center location in North Haven, Connecticut; and the early 2015 expansion in its already significant presence in Glastonbury, Connecticut, by building a full-service banking branch at 2670 Main Street in Glastonbury.

The Company has announced that it identified four branches to consolidate to minimize branch overlap that would occur after the strategic merger of equals, and those closures are in process. These consolidations will help to make the combined bank stronger, more efficient and better able to serve the public in the bank’s very competitive geographic markets.

Investment Portfolio

The available for sale securities portfolio increased $547 million to $952 million, representing 18% of total assets at June 30, 2014, from $405 million at year-end 2013. The increase is largely due to the merger, and additionally to bond purchases which represent an opportunity to shorten portfolio duration and add diversification to the portfolio holdings. The Company is comfortable with the level of investment securities as a percentage of total assets as of quarter-end, and will likely maintain the allocation level throughout 2014.

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Asset Quality

The Company maintains a disciplined approach to asset quality and will not match extremely favorable pricing or underwriting and structure pressures of competitor banks if those considerations do not meet the Company’s asset quality and return standards. The asset quality metrics as of June 30, 2014 reflect the combined loan portfolios following the merger, as well as the purchase accounting marks at legal close. Non-performing assets increased $7.8 million to $22.4 million at June 30, 2014 from $14.6 million at March 31, 2014. The ratio of non-performing assets to total assets decreased 18 basis points to 0.44% at June 30, 2014 from 0.62% million at March 31, 2014. Non-performing loans increased $7.2 million to $19.2 million at June 30, 2014 from $12.0 million at March 31, 2014. Included in non-performing loans are non-accruing troubled debt restructurings (TDR). Non-accruing TDRs increased $2.6 million to $4.4 million at June 30, 2014 from $1.8 million at March 31, 2014. The ratio of non-performing loans to total loans decreased 16 basis points to 0.52% at June 30, 2014 from 0.68% at March 31, 2014. At June 30, 2014, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 110.97% and 0.58%, compared to 162.72% and 1.11% at March 31, 2014, respectively. The allowance for loan losses as a percentage of total originated loans outstanding was 1.14% at June 30, 2014.

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.10 per share to shareholders of record at the close of business on July 28, 2014 and payable on August 4, 2014. This dividend equates to a 2.97% annualized yield based on the $13.45 average closing price of the Company’s common stock in the second quarter of 2014. The Company has paid dividends for 33 consecutive quarters.

Tangible Book Value

The Company issued common stock to legacy United shareholders totaling $351.5 million as well as additional consideration of $6.6 million to legacy United stock option holders, which was offset by the increase of goodwill during the June 30, 2014 quarter to $114.9 million from $1.1 million at March 31, 2014. Tangible book value decreased by $1.53 during the quarter to $9.99 at June 30, 2014 from $11.52 at March 31, 2014, primarily due to capital adjustments related to the merger and the after-tax impact on book value of one-time merger related expenses totaling $15.2 million. Tangible book value was further negatively impacted by the after-tax GAAP loss of $5.6 million, which includes the aforementioned after-tax impact of one-time merger costs as well as the cash dividend payment to shareholders totaling $0.10 per share.

Stock Repurchase Program

The Company obtained approval and initiated a second buyback plan on May 20, 2013. Under this plan, the Company is authorized to repurchase up to 2,730,026 shares, or 10% of the outstanding shares at the time the plan was approved. As of June 30, 2014, the Company had repurchased 1,246,086 shares under this plan at an average cost of $13.08 per share, and has authorization to purchase an additional 1,483,940 shares. The Company repurchased 89,195 shares during the quarter ended June 30, 2014, at an average price of $12.65. The average closing price during the second quarter was $13.45.

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In total, the Company has repurchased 4,197,336 shares as of June 30, 2014, or 14% of total shares outstanding prior to the first repurchase program. Note that the Company was precluded from repurchasing shares during the time period from the merger announcement until after the merger closed.

Management Comments

“Rockville Financial, Inc. completed its merger with United Financial Bancorp, Inc. on April 30, 2014 and the team is diligently working on integration. We look forward to becoming a highly efficient and top performing Company, and continuing to provide exceptional service to our customers and communities,” stated William H. W. Crawford, IV, Chief Executive Officer (CEO). “I would like to thank our team of dedicated employees who have been working tirelessly to integrate these two strong banks, while winning new business and continuing to deliver a superior customer experience every day.”

Investor Conference Call

United Financial Bancorp, Inc. will host a conference call on Thursday, July 24, 2014 at 11:00 a.m. Eastern Time (ET) to discuss the Company’s second quarter results. Those wishing to participate in the call may dial toll-free 1-888-339-0797. A telephone replay of the call will be available through August 5, 2014 by calling 1-877-344-7529 and entering conference number 10049324. A podcast will be available on the Company’s website for an extended period of time, as well as on the Company’s investor relations app.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Central and Southern Connecticut, and Western and Central Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and $5 billion in assets. Through the merger, Rockville Financial, Inc. completed the acquisition of United Financial Bancorp, Inc. The combined Company, known as United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”.

For more information about legacy United Bank’s services and products, call (866) 959-BANK and for information about legacy Rockville Bank’s services and products, call (860) 291-3600 or visit www.thenewunitedbank.com for more information about both banks. For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

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To download United Financial Bancorp, Inc.‘s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Interest and dividend income:
Loans	$35,237	$16,801	$52,081	$33,956
Securities-interest taxable	3,981	1,640	5,884	2,864
Securities-interest non-taxable	1,053	650	1,824	1,300
Securities-dividends	468	72	641	107
Interest-bearing deposits	28	21	39	42

Total interest and dividend income	40,767	19,184	60,469	38,269

Interest expense:
Deposits	3,146	1,878	5,304	3,862
Borrowed funds	742	605	1,378	1,199

Total interest expense	3,888	2,483	6,682	5,061

Net interest income	36,879	16,701	53,787	33,208
Provision for loan losses	2,080	403	2,530	794

Net interest income after provision for loan losses	34,799	16,298	51,257	32,414

Non-interest income:
Service charges and fees	3,892	2,005	6,018	3,554
Net gain from sales of securities	589	329	857	556
Net gain from sales of loans	1,284	1,001	1,740	3,061
Bank-owned life insurance	750	524	1,272	1,034
Other (loss) income	(196)	249	(359)	787

Total non-interest income	6,319	4,108	9,528	8,992

Non-interest expense:
Salaries and employee benefits	14,541	9,112	24,783	17,786
Service bureau fees	1,768	921	2,859	1,736
Occupancy and equipment	2,610	2,210	4,308	3,646
Professional fees	856	617	1,284	1,340
Marketing and promotions	280	98	509	168
FDIC assessments	632	330	950	624
Other real estate owned	125	214	433	460
Core deposit intangible amortization	321	—	321	—
Merger related expense	20,945	—	22,774	—
Other	4,099	2,356	6,213	4,768

Total non-interest expense	46,177	15,858	64,434	30,528

(Loss) income before income taxes	(5,059)	4,548	(3,649)	10,878
Provision for income taxes	512	1,249	975	3,028

Net (loss) income	$(5,571)	$3,299	$(4,624)	$7,850

Net (loss) income per share:
Basic	($0.13)	$0.13	($0.14)	$0.29
Diluted	($0.13)	$0.12	($0.14)	$0.29
Weighted-average shares outstanding:
Basic	43,178,460	26,326,788	34,191,095	26,774,721
Diluted	43,178,460	26,677,589	34,191,095	27,115,459

United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Interest and dividend income:
Loans	$35,237	$16,844	$16,898	$16,898	$16,801
Securities-interest taxable	3,981	1,903	1,995	1,828	1,640
Securities-interest non-taxable	1,053	771	763	685	650
Securities-dividends	468	173	72	71	72
Interest-bearing deposits	28	11	20	18	21

Total interest and dividend income	40,767	19,702	19,748	19,500	19,184

Interest expense:
Deposits	3,146	2,158	2,130	2,000	1,878
Borrowed funds	742	636	642	627	605

Total interest expense	3,888	2,794	2,772	2,627	2,483

Net interest income	36,879	16,908	16,976	16,873	16,701
Provision for loan losses	2,080	450	720	532	403

Net interest income after provision for loan losses	34,799	16,458	16,256	16,341	16,298

Non-interest income:
Service charges and fees	3,892	2,126	1,810	2,571	2,005
Net gain from sales of securities	589	268	—	29	329
Net gain from sales of loans	1,284	456	257	1,736	1,001
Bank-owned life insurance	750	522	514	544	524
Other (loss) income	(196)	(163)	378	220	249

Total non-interest income	6,319	3,209	2,959	5,100	4,108

Non-interest expense:
Salaries and employee benefits	14,541	10,242	9,680	8,962	9,112
Service bureau fees	1,768	1,091	663	888	921
Occupancy and equipment	2,610	1,698	1,519	1,514	2,210
Professional fees	856	428	429	608	617
Marketing and promotions	280	229	42	266	98
FDIC assessments	632	318	301	247	330
Other real estate owned	125	308	241	173	214
Core deposit intangible amortization	321	—	—	—	—
Merger related expense	20,945	1,829	2,141	—	—
Other	4,099	2,114	2,159	2,105	2,356

Total non-interest expense	46,177	18,257	17,175	14,763	15,858

(Loss) income before income taxes	(5,059)	1,410	2,040	6,678	4,548
Provision for income taxes	512	463	283	2,058	1,249

Net (loss) income	$(5,571)	$947	$1,757	$4,620	$3,299

United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$66,269	$19,977	$20,308	$22,729	$29,937
Short-term investments	23,157	12,669	24,927	31,742	53,486

Total cash and cash equivalents	89,426	32,646	45,235	54,471	83,423
Available for sale securities - At fair value	952,033	442,332	404,903	370,127	350,571
Held to maturity securities - At amortized cost	15,761	14,749	13,830	14,141	4,555
Loans held for sale	19,656	3,267	422	2,904	3,691
Loans receivable, net of allowance for loan losses	3,674,936	1,739,952	1,697,012	1,637,325	1,599,537
Federal Home Loan Bank of Boston stock, at cost	30,419	15,053	15,053	15,053	15,053
Accrued interest receivable	13,728	5,923	5,706	5,879	6,032
Deferred tax asset, net	22,656	9,977	10,697	14,056	13,618
Premises and equipment, net	52,149	25,413	24,690	22,848	22,278
Goodwill and other intangible assets	129,796	5,154	5,173	4,779	4,406
Derivative assets	4,533	5,654	7,851	6,707	6,272
Cash surrender value of bank-owned life insurance	120,851	64,992	64,470	63,949	63,404
Other real estate owned	3,213	2,657	1,529	2,129	2,611
Other assets	30,321	4,779	5,044	4,712	7,687

	$5,159,478	$2,372,548	$2,301,615	$2,219,080	$2,183,138

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Non-interest-bearing	$649,929	$275,068	$266,609	$259,773	$248,144
Interest-bearing	3,328,234	1,533,385	1,468,596	1,432,299	1,338,997

Total deposits	3,978,163	1,808,453	1,735,205	1,692,072	1,587,141
Mortgagors’ and investor escrow accounts	11,983	3,868	6,342	3,635	7,030
Federal Home Loan Bank advances and other borrowings	483,466	245,560	240,228	196,246	272,070
Accrued expenses and other liabilities	33,223	14,320	20,458	31,954	19,905

Total liabilities	4,506,835	2,072,201	2,002,233	1,923,907	1,886,146

Total stockholders’ equity	652,643	300,347	299,382	295,173	296,992

	$5,159,478	$2,372,548	$2,301,615	$2,219,080	$2,183,138

United Financial Bancorp, Inc. and Subsidiaries

Selected Financial Highlights

(Dollars In Thousands, Except Share Data)

(Unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Share Data:
Basic net (loss) income per share	$(0.13)	$0.04	$0.07	$0.18	$0.13
Diluted net (loss) income per share	(0.13)	0.04	0.07	0.18	0.12
Dividends declared per share	0.10	0.10	0.10	0.10	0.10

Operating Data:
Total revenue	$43,198	$20,117	$19,935	$21,973	$20,809
Total expense	46,177	18,257	17,175	14,763	15,858
Average earning assets	3,874,875	2,190,391	2,126,987	2,054,372	1,954,114

Key Ratios:
Return (loss) on average assets (annualized)	(0.53)%	0.16%	0.31%	0.85%	0.64%
Return (loss) on average equity (annualized)	(4.19)%	1.26%	2.39%	6.28%	4.26%
Tax-equivalent net interest margin (annualized)	3.88%	3.17%	3.23%	3.32%	3.48%

Residential Mortgage Production:
Dollar volume (Purchase & Refi)	$82,434	$58,141	$59,687	$69,890	$77,086
Mortgages originated for home purchases	64,273	38,474	37,046	39,934	31,221
Loans sold	23,485	17,923	22,493	68,446	66,098
Net gains from sales of loans	1,284	456	257	1,736	1,001

Non-performing Assets:
Residential real estate	$8,487	$8,373	$8,887	$7,106	$7,521
Commercial real estate	168	—	656	1,086	1,126
Construction	665	673	1,518	1,442	1,456
Commercial business	5,516	1,148	1,259	799	773
Installment and collateral	18	6	3	3	—

Non-accrual loans	14,854	10,200	12,323	10,436	10,876
Troubled debt restructured - non-accruing	4,380	1,784	1,331	2,078	2,461

Total non-performing loans	19,234	11,984	13,654	12,514	13,337
Other real estate owned	3,213	2,657	1,529	2,129	2,611

Total non-performing assets	$22,447	$14,641	$15,183	$14,643	$15,948

Non-performing loans to total loans	0.52%	0.68%	0.80%	0.76%	0.83%
Non-performing assets to total assets	0.44%	0.62%	0.66%	0.66%	0.73%
Allowance for loan losses to non-performing loans	110.97%	162.72%	140.50%	149.45%	137.55%
Allowance for loan losses to total loans	0.58%	1.11%	1.12%	1.13%	1.14%

Non-GAAP Ratios: (1)
Non-interest expense to average assets	4.41%	3.16%	3.06%	2.71%	3.07%
Efficiency ratio (2)	106.89%	90.76%	86.15%	67.18%	76.21%
Cost of interest-bearing deposits (annualized)	0.46%	0.58%	0.59%	0.57%	0.57%
Operating revenue growth rate	114.73%	0.91%	-9.28%	5.59%	-2.72%
Operating revenue growth rate (annualized)	n/m (3)	3.65%	-37.10%	22.37%	-10.88%
Average earning asset growth rate	76.90%	2.98%	3.53%	5.13%	1.83%
Average earning asset growth rate (annualized)	n/m (3)	11.92%	14.14%	20.52%	7.32%

(1)	Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.
(2)	The efficiency ratio represents the ratio of non-interest expenses to the sum of net interest income before provision for loan losses and non-interest income.
(3)	The annualized growth rate for revenue and earning assets based on current quarter results is not meaningful due to the acquisition of United Financial Bancorp, Inc. on April 30, 2014.

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Three Months Ended
	June 30, 2014			June 30, 2013
		Interest			Interest
	Average	and		Average	and
	Balance	Dividends	Yield/Cost	Balance	Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$1,109,696	$9,716	3.50%	$650,886	$6,203	3.81
Commercial real estate	1,365,361	18,291	5.37	695,657	8,398	4.84
Construction	89,948	1,804	8.05	45,666	406	3.57
Commercial business	465,780	5,253	4.52	175,346	1,761	4.03
Installment and collateral	12,642	173	5.48	2,679	33	4.93
Investment securities	770,052	6,020	3.13	337,896	2,618	3.10
Federal Home Loan Bank stock	20,794	120	2.31	15,053	15	0.40
Other earning assets	40,602	27	0.27	30,931	21	0.27

Total interest-earning assets	3,874,875	41,404	4.28	1,954,114	19,455	3.99

Allowance for loan losses	(19,951)			(18,443)
Non-interest-earning assets	329,452			128,364

Total assets	$4,184,376			$2,064,035

Interest-bearing liabilities:
NOW and money market accounts	$1,090,279	772	0.28	$557,460	370	0.27
Savings accounts	457,373	134	0.12	232,073	36	0.06
Certificates of deposit	1,197,717	2,240	0.75	527,102	1,472	1.12

Total interest-bearing deposits	2,745,369	3,146	0.46	1,316,635	1,878	0.57
Advances from the Federal Home Loan Bank	310,946	569	0.73	173,077	591	1.37
Other borrowings	64,740	173	1.07	10,721	14	0.52

Total interest-bearing liabilities	3,121,055	3,888	0.50	1,500,433	2,483	0.66

Non-interest-bearing liabilities	531,722			253,738
Total liabilities	3,652,777			1,754,171

Stockholders’ equity	531,599			309,864

Total liabilities and stockholders’ equity	$4,184,376			$2,064,035

Net interest-earning assets	$753,820			$453,681

Tax-equivalent net interest income		37,516			16,972
Tax-equivalent net interest rate spread			3.78			3.33
Tax-equivalent net interest margin			3.88			3.48

Average interest-earning assets to average interest-bearing liabilities			124.15			130.24

Less tax-equivalent adjustment		637			271

Net interest income		$36,879			$16,701

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Three Months Ended
	June 30, 2014			March 31, 2014
		Interest			Interest
	Average	and		Average	and
	Balance	Dividends	Yield/Cost	Balance	Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$1,109,696	$9,716	3.50%	$650,047	$5,887	3.62%
Commercial real estate	1,365,361	18,291	5.37	784,803	8,487	4.39
Construction	89,948	1,804	8.05	47,079	419	3.61
Commercial business	465,780	5,253	4.52	250,503	2,030	3.29
Installment and collateral	12,642	173	5.48	2,171	21	3.92
Investment securities	770,052	6,020	3.13	422,928	3,118	2.95
Federal Home Loan Bank stock	20,794	120	2.31	15,053	57	1.54
Other earning assets	40,602	27	0.27	17,807	11	0.25

Total interest-earning assets	3,874,875	41,404	4.28	2,190,391	20,030	3.69

Allowance for loan losses	(19,951)			(19,255)
Non-interest-earning assets	329,452			143,107

Total assets	$4,184,376			$2,314,243

Interest-bearing liabilities:
NOW and money market accounts	$1,090,279	772	0.28	$688,268	552	0.33
Savings accounts	457,373	134	0.12	223,369	35	0.06
Certificates of deposit	1,197,717	2,240	0.75	585,090	1,571	1.09

Total interest-bearing deposits	2,745,369	3,146	0.46	1,496,727	2,158	0.58
Advances from the Federal Home Loan Bank	310,946	569	0.73	192,859	584	1.23
Other borrowings	64,740	173	1.07	45,815	52	0.46

Total interest-bearing liabilities	3,121,055	3,888	0.50	1,735,401	2,794	0.65

Non-interest-bearing liabilities	531,722			279,167

Total liabilities	3,652,777			2,014,568
Stockholders’ equity	531,599			299,675

Total liabilities and stockholders’ equity	$4,184,376			$2,314,243

Net interest-earning assets	$753,820			$454,990

Tax-equivalent net interest income		37,516			17,236
Tax-equivalent net interest rate spread			3.78			3.04
Tax-equivalent net interest margin			3.88			3.17

Average interest-earning assets to average interest-bearing liabilities			124.15			126.22

Less tax-equivalent adjustment		637			328

Net interest income		$36,879			$16,908

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2014			2013
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$881,638	$15,607	3.54%	$663,510	$12,873	3.88%
Commercial real estate	1,076,686	26,773	5.01	696,065	16,649	4.82
Construction	68,632	2,223	6.53	46,917	821	3.53
Commercial business	358,736	7,283	4.09	174,041	3,546	4.11
Installment and collateral	7,435	195	5.24	2,741	67	4.89
Investment securities	597,449	9,138	3.06	314,500	4,713	3.00
Federal Home Loan Bank stock	17,940	176	1.98	15,394	30	0.39
Other earning assets	29,268	39	0.27	32,788	42	0.26

Total interest-earning assets	3,037,784	61,434	4.06	1,945,956	38,741	4.00

Allowance for loan losses	(19,605)			(18,589)
Non-interest-earning assets	236,297			125,614

Total assets	$3,254,476			$2,052,981

Interest-bearing liabilities:
NOW and money market accounts	$890,384	1,324	0.30	$552,226	744	0.27
Savings accounts	341,017	169	0.10	226,308	70	0.06
Certificates of deposit	893,096	3,811	0.86	531,645	3,048	1.16

Total interest-bearing deposits	2,124,497	5,304	0.50	1,310,179	3,862	0.59
Advances from the Federal Home Loan Bank	252,228	1,153	0.92	165,793	1,174	1.43
Other borrowings	55,330	225	0.82	9,838	25	0.51

Total interest-bearing liabilities	2,432,055	6,682	0.55	1,485,810	5,061	0.69

Non-interest-bearing liabilities	406,143			252,009

Total liabilities	2,838,198			1,737,819
Stockholders’ equity	416,278			315,162

Total liabilities and stockholders’ equity	$3,254,476			$2,052,981

Net interest-earning assets	$605,729			$460,146

Tax-equivalent net interest income		54,752			33,680
Tax-equivalent net interest rate spread			3.51			3.31
Tax-equivalent net interest margin			3.62			3.48

Average interest-earning assets to average interest-bearing liabilities			124.91			130.97

Less tax-equivalent adjustment		965			472

Net interest income		$53,787			$33,208

United Financial Bancorp, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Dollars in Thousands)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Net (loss) income	$(5,571)	$947	$1,757	$4,620	$3,299
Adjustments:
Net interest income	(4,948)	—	—	—	—
Non-interest income	(589)	(268)	—	(29)	(329)
Non-interest expense	21,266	1,829	2,141	—	1,370
Income tax expense (benefit)	(4,346)	357	602	(8)	321

Net adjustment	11,383	1,204	1,539	(21)	720

Total operating net income	$5,812	$2,151	$3,296	$4,599	$4,019

Total net interest income	$36,879	$16,908	$16,976	$16,873	$16,701
Adjustments:
Impact from purchase accounting fair value marks:
(Accretion) / Amortization of loan mark	(3,388)	—	—	—	—
Accretion / (Amortization) of deposit mark	1,150	—	—	—	—
Accretion / (Amortization) of borrowings mark	410	—	—	—	—

Net adjustment	(4,948)	—	—	—	—

Total operating net interest income	$31,931	$16,908	$16,976	$16,873	$16,701

Total non-interest income	$6,319	$3,209	$2,959	$5,100	$4,108
Adjustments:
Net gain on sales of securities	(589)	(268)	—	(29)	(329)

Total operating non-interest income	5,730	2,941	2,959	5,071	3,779
Total operating net interest income	31,931	16,908	16,976	16,873	16,701

Total operating revenue	$37,661	$19,849	$19,935	$21,944	$20,480

Total non-interest expense	$46,177	$18,257	$17,175	$14,763	$15,858
Adjustments:
Merger and acquisition expense	(20,945)	(1,829)	(2,141)	—	—
Core deposit intangible amortization expense	(321)	—	—	—	—
Effect of position eliminations	—	—	—	—	(561)
Effect of branch lease termination agreement	—	—	—	—	(809)

Net adjustment	(21,266)	(1,829)	(2,141)	—	(1,370)

Total operating expense	$24,911	$16,428	$15,034	$14,763	$14,488

Total loans	$3,693,115	$1,756,611	$1,713,792	$1,653,712	$1,616,172
Legacy United loans	1,820,526	—	—	—	—

Total loans excluding legacy United	$1,872,589	$1,756,611	$1,713,792	$1,653,712	$1,616,172

Allowance for loan losses	$21,343	$19,500	$19,183	$18,703	$18,345
Allowance for loan losses to total loans	0.58%	1.11%	1.12%	1.13%	1.14%
Allowance for loan losses to total loans excluding legacy United	1.14%	1.11%	1.12%	1.13%	1.14%

As required by GAAP, the Company recorded at fair value the loans acquired in the legacy United transactons. These loans carry no allowance for loan losses for the periods reflected above.

United Financial Bancorp, Inc. and Subsidiaries

Selected Interest Income/Expense and Yields/Costs

Reconciliation of Non-GAAP Financial Measures

(Dollars in Thousands)

(Unaudited)

	Three Months Ended June 30, 2014
	GAAP		Mark to Market		Operating
	Interest	Yield/Cost	Interest	Yield/Cost	Interest	Yield/Cost
Loans:
Residential real estate	$9,716	3.50%	$(586)	(0.23)%	$10,302	3.73%
Commercial real estate	18,291	5.37	2,431	0.73	15,860	4.64
Construction	1,804	8.05	789	3.68	1,015	4.37
Commercial business	5,253	4.52	756	0.69	4,497	3.83
Installment and collateral	173	5.48	(2)	(0.20)	175	5.68

Certificates of deposit	2,240	0.75	(1,150)	(0.39)	3,390	1.14

Borrowings:
Advances from the Federal Home Loan Bank	569	0.73	(418)	(0.55)	987	1.28
Other borrowings	173	1.07	8	0.06	165	1.01

Tax-equivalent net interest margin	37,516	3.88	4,948		32,568	3.36